Exhibit 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release November *, 2023

Contact: Don Jennings, President, or Clay Hulette, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company (the “Company”) for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky, Frankfort, Kentucky, announced a net loss of $175,000 or ($0.02) diluted earnings per share for the three months ended September 30, 2023, compared to net earnings of $373,000 or $0.05 diluted earnings per share for the three months ended September 30, 2022, a decrease of $548,000 or 146.9%.

The decrease in net earnings for the quarter ended September 30, 2023 was primarily attributable to lower net interest income, and higher non-interest expense, which were partially offset by lower income taxes and lower provision for credit losses. Net interest income decreased $762,000 or 31.3% to $1.7 million due primarily to interest expense increasing more than interest income increased period to period. Interest expense increased $1.6 million or 355.6%, while interest income increased $849,000 or 29.4% to $3.7 million for the recently-ended quarter. During the unprecedented interest rate increases seen in the market since March 2022, our funding sources have repriced more quickly than our assets have repriced, which has had a negative impact on net interest income.

The average rate earned on interest-earning assets increased 70 basis points to 4.36% and was the primary reason for the increase in interest income, although average interest-earning assets also increased $27.2 million or 8.7% to $342.3 million for the recently-ended quarterly period. The average rate paid on interest-bearing liabilities increased 217 basis points to 2.87% and was the primary reason for the increase in interest expense. Don Jennings, Chief Executive Officer, stated, “The cost of liabilities has been increasing rapidly due to higher costs of both wholesale and retail funding.  Continued increases in liability costs, especially for wholesale funds, will primarily be driven by future increases in market rates by the Federal Reserve.  It is widely believed that we are near the peak of this rate cycle which, if so, will likely slow the increasing costs of our liabilities.  However, the yield on our assets will continue to increase for the foreseeable future unless we see a significant drop in interest rates.  Our loan portfolio, which is heavily weighted toward adjustable-rate loans, will continue to reprice.  Current adjustments are being restricted somewhat by contractual terms including initial fixed periods and annual caps.  Over time, we expect that these loans will continue to adjust upward.  Further, loans that contractually pay down or mature can be replaced with new loans generating much higher yields.”

Non-interest expense increased $54,000 or 2.8% and totaled $2.0 million for the three months ended September 30, 2023, primarily due to increased employee compensation and benefits expense.

The Company adopted a new accounting standard for the calculation of its allowance for credit losses (“ACL”), which requires credit losses on most financial assets to be measured using a current expected loss model (“CECL”). On July 1, 2023, we recorded an increase in the allowance for credit loss (“ACL”) for loans which represented a $497,000 increase from the Allowance for Loan Losses (“ALLL”) at June 30, 2023. This transaction further resulted in an increase of $54,000 to the ACL for unfunded commitments, a decrease of $414,000 to retained earnings and a deferred tax asset of $137,000.

We recorded a $6,000 provision for loan loss for the recently-ended quarter compared to a provision of $113,000 in the prior year period. Management determined that the current period provision was prudent in light of the overall growth in the loan portfolio during the recently-ended quarter. Loans, net, increased $4.4 million or 1.4% and totaled $318.2 million at September 30, 2023, compared to $313.8 million at June 30, 2023.

Income tax expense decreased $185,000 or 159.5% period to period, as we recorded an income tax benefit of $69,000 for the three months just ended compared to income tax expense of $116,000 in the prior year quarter.

At September 30, 2023, assets totaled $356.8 million, an increase of $7.8 million or 2.2%, from $349.0 million at June 30, 2023, due primarily to the increase in loans, net, referenced herein, as well as an increase in cash and cash equivalents. Investment securities decreased $868,000 million or 7.0% to $11.5 million primarily as a result of principal repayments/prepayments of $690,000. Total liabilities increased $8.8 million or 3.0% to $307.1 million at September 30, 2023, as deposits increased $26.1 million or 11.5% to $252.4 million and advances decreased $17.5 million or 25.0% to $52.6 million. We began utilizing brokered certificates of deposit (“CDs”) prior to June 30, 2023 to diversify and expand our funding sources and we increased utilization during the quarter ended September 30, 2023. The brokered CDs provide funding at interest rates comparable to advances and offer similar repayment terms. At September 30, 2023 our deposits included $48.1 million in brokered CDs.

At September 30, 2023, the Company reported its book value per share as $6.14. Shareholders’ equity decreased $1.1 million or 2.1% to $49.6 million at September 30, 2023 compared to June 30, 2023. The decrease in shareholders’ equity was primarily associated with adoption of the CECL accounting standard and unrealized losses on available-for-sale securities, which totaled $138,000 net of taxes for the three months ended September 30, 2023. Other reductions to shareholders’ equity for the quarterly period included net loss for the period and dividends paid on common stock.

Forward-Looking Statements

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited: general economic conditions; prices for real estate in the Company’s market areas; the interest rate environment and the impact of the interest rate environment on our business, financial condition and results of operations; our ability to successfully execute our strategy to increase earnings, increase core deposits, reduce reliance on higher cost funding sources and shift more of our loan portfolio towards higher-earning loans; our ability to pay future dividends and if so at what level; our ability to receive any required regulatory approval or non-objection for the payment of dividends from First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky to the Company or from the Company to shareholders; competitive conditions in the financial services industry; changes in the level of inflation; changes in the demand for loans, deposits and other financial services that we provide; the possibility that future credit losses may be higher than currently expected; competitive pressures among financial services companies; the ability to attract, develop and retain qualified employees; our ability to maintain the security of our data processing and information technology systems; the outcome of pending or threatened litigation, or of matters before regulatory agencies; changes in law, governmental policies and regulations, rapidly changing technology affecting financial services, and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2023. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

About Kentucky First Federal Bancorp

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association of Hazard, which operates one banking office in Hazard, Kentucky, and First Federal Savings Bank of Kentucky, which operates three banking offices in Frankfort, Kentucky, two banking offices in Danville, Kentucky and one banking office in Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At September 30, 2023, the Company had approximately 8,086,715 shares outstanding of which approximately 58.5% was held by First Federal MHC.

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SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	September 30,	June 30,
	2023	2023
	(Unaudited)
Assets
Cash and Cash Equivalents	$12,586	$8,167
Investment Securities	11,486	12,354
Loans available-for sale	280	--
Loans, net	318,187	313,807
Real estate acquired through foreclosure	10	70
Goodwill	947	947
Other Assets	13,288	13,677
Total Assets	$356,784	$349,022
Liabilities
Deposits	$252,359	$226,309
FHLB Advances	52,576	70,087
Other Liabilities	2,200	1,915
Total Liabilities	307,135	298,311
Shareholders’ Equity	49,649	50,711
Total Liabilities and Equity	$356,784	$349,022
Book Value Per Share	$6.14	$6.27
Tangible book value per share	$6.02	$6.15

Condensed Consolidated Statements of Income (Loss)

(In thousands, except share data)

	Three months ended September 30,
	2023	2022
	(Unaudited)
Interest Income	$3,734	$2,885
Interest Expense	2,064	453
Net Interest Income	1,670	2,432
Provision for Loan Losses	6	113
Non-interest Income	74	98
Non-interest Expense	1,982	1,928
Income (Loss) Before Income Taxes	(244)	489
Income Taxes	(69)	116
Net Income (Loss)	$(175)	$373
Earnings per share:
Basic and diluted	$(0.02)	$0.05
Weighted average outstanding shares:
Basic and diluted	8,098,715	8,154,238

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